                                                                     EXHIBIT 2.2

                           ASSET PURCHASE AGREEMENT

                                    BETWEEN

                           CORINTHIAN SCHOOLS, INC.

                                   AS BUYER,


                                      AND


                                 REPOSE, INC.

                                   AS SELLER


                          DATED AS OF MARCH 20, 1996

                               TABLE OF CONTENTS
                               -----------------

                                                                       Page
ARTICLE I     SALE AND PURCHASE OF ASSETS.............................    1
         1.1  Purchased Assets to be Transferred......................    1
         1.2  Excluded Assets.........................................    3

ARTICLE II    CONSIDERATION...........................................    3
         2.1  Purchase Price..........................................    3
         2.2  Cash Consideration......................................    3
         2.3  Obligations and Liabilities to be Assumed...............    4
         2.4  Excluded Liabilities....................................    4
         2.5  Allocation of Purchase Price............................    4
         2.6  Excise and Property Taxes...............................    5

 ARTICLE III  CLOSING.................................................    5
         3.1  Closing.................................................    5
         3.2  Deliveries by Seller at Closing.........................    5
         3.3  Deliveries by Buyer at Closing..........................    5

ARTICLE IV    TERMINATION.............................................    6
         4.1  Termination.............................................    6
         4.2  Effect of Termination...................................    6

ARTICLE V     REPRESENTATIONS AND WARRANTIES OF SELLER................    7
         5.1  Organization and Corporate Power........................    7
         5.2  Ownership of School.....................................    7
         5.3  Capacity; Authorization; Binding Effect, Etc............    7
         5.4  No Conflicts, Etc.......................................    8
         5.5  Compliance with Laws; Licenses and Permits..............    8
         5.6  Recruitment; Admissions Procedures; Attendance; Reports.    9
         5.7  Cohort Default Rate.....................................    9
         5.8  Title to the Purchased Assets...........................    9
         5.9  Material Assumed Contracts..............................   10
         5.10 Tradenames; Confidential Information....................   10
         5.11 Financial Statements; Indebtedness......................   11
         5.12 Receivables.............................................   12
         5.13 Inventories.............................................   12
         5.14 Litigation, Etc.........................................   13
         5.15 Insurance...............................................   13
         5.16 Environmental Matters...................................   13
         5.17 Employee Benefit Plans..................................   14
         5.18 Employment Matters......................................   14
         5.19 Tax Matters.............................................   15
         5.20 Brokers or Finders......................................   15

                                                                       Page
                                                                       ----
         5.21 Absence of Certain Changes..............................   15
         5.22 Delivery of Documents...................................   16
         5.23 Disclosure..............................................   16

ARTICLE VI    REPRESENTATIONS AND WARRANTIES OF BUYER.................   16
         6.1  Organization and Corporate Power........................   16
         6.2  Capacity; Authorization; Binding Effect, Etc............   16
         6.3  No Conflicts, Etc.......................................   17
         6.4  Brokers or Finders......................................   17
         6.5  Disclosure..............................................   17

 ARTICLE VII  COVENANTS...............................................   17
         7.1  Covenants of Seller Pending Closing.....................   17
         7.2  Covenants of Buyer Pending Closing......................   18
         7.3  Closing and Post-Closing Covenants......................   18
         7.4  Management Agreement and Administration of the School...   20
         7.5  Access and Maintenance of Records.......................   20
         7.6  Substitution of Undertakings............................   21

ARTICLE VIII  CONDITIONS TO CLOSING; UNWINDING........................   21
         8.1  Conditions Precedent to Obligations of Buyer............   21
         8.2  Conditions Precedent to Obligations of Seller...........   22
         8.3  Unwinding the Transaction...............................   23

ARTICLE IX    MISCELLANEOUS...........................................   23
         9.1  Binding Effect..........................................   23
         9.2  Notices.................................................   24
         9.3  Entire Agreement........................................   24
         9.4  Nature and Survival of Representations..................   25
         9.5  Risk of Loss or Damage; Insurance.......................   25
         9.6  Waiver..................................................   25
         9.7  Governing Law...........................................   25
         9.8  Headings................................................   25
         9.9  Counterparts............................................   25
         9.10 Severability............................................   25
         9.11 Time is of the Essence..................................   26
         9.12 Indemnification by Seller...............................   26
         9.13 Indemnification by Buyer................................   26
         9.14 Limitations on Indemnification..........................   27
         9.15 Procedure for Indemnification...........................   27
         9.16 Dispute Resolution and Arbitration......................   28
         9.17 Third Party Beneficiaries...............................   29
         9.18 Mitigation of Losses....................................   29

                                   SCHEDULES

Schedule 1.2.3   Other Excluded Assets
Schedule 2.5     Allocation of Purchase Price
Schedule 5.5(a)  Compliance with Laws
Schedule 5.5(b)  Licenses and Permits
Schedule 5.6     Policy Manuals & Procedures
Schedule 5.7     Cohort Default Rate
Schedule 5.8     Permitted Exceptions
Schedule 5.9     Material Assumed Contracts
Schedule 5.10    Intellectual Property
Schedule 5.11    Financial Security Arrangements
Schedule 5.14    Litigation
Schedule 5.15    Insurance
Schedule 5.17    Employee Benefit Plans
Schedule 5.18    Employment Matters
Schedule 5.21    Absence of Certain Changes

                                   EXHIBITS

Exhibit A    Escrow Agreement
Exhibit B    Note
Exhibit C    Assignment and Assumption Agreement
Exhibit D    Bill of Sale
Exhibit E-1  Form of Opinion of Seller's Counsel
Exhibit E-2  Form of Opinion of Buyer's Counsel
Exhibit F    Management Agreement

                            ASSET PURCHASE AGREEMENT


          This Asset Purchase Agreement, dated as of March 20, 1996 (the "Agreement"), is entered into between Corinthian Schools, Inc., a Delaware corporation ("Buyer"), and Repose, Inc., a Washington corporation ("Seller").


                               P R E A M B L E :

          WHEREAS, Seller owns, operates and administers that certain post-secondary, vocational training school known as Career Floral Design Institute, located at 14350 NE 21st Street, Suite 1, Bellevue, Washington, 98007 (the "School");

          WHEREAS, Buyer desires to buy, through the payment of cash, the assumption of certain liabilities of Seller and other valuable consideration, and Seller desires to sell, substantially all assets and property owned by Seller and used solely and directly in the business of the School, upon the terms and conditions hereinafter set forth; and

          WHEREAS, Buyer desires to assume management responsibility for the School prior to the Closing (as defined in Section 3.1 below) in accordance with the terms of a management agreement;

          NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained in this Agreement and intending to be legally bound hereby, agree as follows:


                                   ARTICLE I
                          SALE AND PURCHASE OF ASSETS

          1.1  Purchased Assets to be Transferred.  Subject to the terms and
               ----------------------------------
conditions of this Agreement, Seller hereby agrees to sell, assign, convey, transfer and deliver to Buyer at the Closing, and Buyer hereby agrees to purchase from Seller at the Closing, all of the Seller's right, title and interest in and to the following assets (the "Purchased Assets"), subject to all existing mortgages, pledges, liens, claims, restrictions, encumbrances and security interests of any kind or nature, including without limitation the Assumed Liabilities and as otherwise described in Schedule 5.8 (collectively the
                                                  ------------
"Permitted Exceptions"), and except for the Excluded Assets (as defined in
Section 1.2 hereof):

               1.1.1  Accounts Receivable. All accounts receivable (and causes
                      -------------------
of action related thereto), including accounts receivable that have been written off, of Seller ("Accounts Receivable");

               1.1.2   Inventory. All of Seller's inventory of textbooks,
                       ---------
materials and supplies as of the date hereof, plus or minus any such items which have been added or deleted in the ordinary course of business consistent with past practice ("Inventory");

               1.1.3   Equipment.  All of Seller's computer hardware, printers,
                       ---------
other data processing equipment, other machinery and equipment, furniture, fixtures, leasehold improvements, furnishings and other tangible personal property used solely and directly at the School as of the date hereof, plus or minus any such items which have been added or deleted in the ordinary course of business consistent with past practice ("Equipment");

               1.1.4   Records.  All of Seller's records related to or used in
                       -------
connection with the operation of the School or pertaining to the Purchased Assets, including without limitation, all student records, ledgers, copies of financial statements, copies of correspondence, copies of employment records, copies of placement records, copies of marketing materials and copies of all documents filed by Seller with any state, federal or local government authority or any guaranty or accrediting agency (the "Records");

               1.1.5   Contracts and Leases.  All of the contracts and leases
                       --------------------
applicable solely to the School to which Seller is a party entered into in the course of Seller's business, including without limitation those identified in
Schedule 5.9 (collectively, the "Assumed Contracts");
------------

               1.1.6   Intellectual Property.  All trademarks, service marks and
                       ---------------------
copyrights (whether or not registered) and all applications and registrations therefor, owned or licensed by Seller, and all computer programs and software, including those described in Schedule 5.10 (the "Intellectual Property");
                             -------------

               1.1.7   Warranty Rights. All rights of Seller, if any, relating
                       ---------------
to or arising out of express or implied warranties from suppliers with respect to any of the Purchased Assets, and all causes of action arising therefrom;

               1.1.8   Prepaid Expenses.  All of Seller's prepaid security,
                       ----------------
vendor, utility and other deposits and expenses;

               1.1.9   Permits. To the extent transferable, Seller's licenses,
                       -------
permits, certifications, approvals and other governmental and regulatory authorizations required under all laws, rules and regulations applicable to or affecting the School, including those described in Schedule 5.5(b);
                                                   ---------------

               1.1.10  Goodwill.  All of the goodwill and going concern value of
                       --------
the School;

               1.1.11  Curriculum. All proprietary curriculum used in connection
                       ----------
with the educational programs of the School, in the form of texts, lesson plans, handouts, films, videos, exams and other related materials; and

               1.1.12  Lead Bank.  Copies of all information in existence as of
                       ---------
the Closing in Seller's lead bank (the "Lead Bank Data").

          1.2  Excluded Assets.  The Excluded Assets shall not be conveyed
               ---------------
hereunder.  The "Excluded Assets" means:

               1.2.1   Cash. All of Seller's cash or cash equivalents (including
                       ----
cash arising from prepaid tuition and all collected accounts receivable) on hand at the Closing and Seller's bank accounts relating thereto;

               1.2.2   Nontransferable Rights. Any license, permit, contract and
                       ----------------------
governmental authorization or accreditation that is not transferable; and

               1.2.3   Other Excluded Assets.  All assets and rights listed on
                       ---------------------
Schedule 1.2.3.
--------------

                                   ARTICLE II
                                 CONSIDERATION

          2.1  Purchase Price.  The purchase price payable to Seller in
               --------------
connection with the transfer to Buyer of the Purchased Assets shall be the cash consideration portion referred to in Section 2.2, plus the assumption of liabilities of Seller referred to in Section 2.3 (collectively, the "Purchase Price").

          2.2  Cash Consideration.  The cash consideration portion of the
               ------------------
Purchase Price shall be Two Hundred Fifty Thousand Dollars ($250,000), payable as follows:

               2.2.1 Upon the execution of the Management Agreement (as defined in Section 7.4), Buyer shall deposit Two Hundred Thousand Dollars ($200,000) into an escrow account (the "Escrow") established at Key Trust Company of the Northwest pursuant to the Escrow Agreement attached hereto as Exhibit A (the "Escrow Agreement"). If and when (i) a Program Participation
---------
Agreement, and (ii) an Eligibility and Certification Approval Report (which includes the allied health program), are submitted to the Escrow, One Hundred Eighty Thousand Dollars ($180,000) will be released to Seller from the Escrow.

               2.2.2 On the date (which shall be no sooner than the date at which funds are released from the Escrow pursuant to Section 2.2.1 and no sooner than 30 days after the Closing Date (as defined in Section 3.1)) when Seller provides satisfactory evidence to Buyer that all payables incurred prior to the Closing Date have been paid in full or renegotiated to the mutual satisfaction of Buyer and Seller, the remaining Twenty Thousand Dollars ($20,000) plus all interest accrued in Escrow, if any, shall be released to Seller from the Escrow.

               2.2.3 At the Closing, Buyer shall deliver to Seller a promissory note (in substantially the form attached hereto as Exhibit B) (the "Note") in the principal amount of Fifty Thousand Dollars ($50,000), which shall be payable in full, without interest at the later of (i) the one-year anniversary of the Closing Date, and (ii) the date at which funds are released from the Escrow pursuant to Section 2.2.1.

          2.3  Obligations and Liabilities to be Assumed.  At the Closing, Buyer
               -----------------------------------------
shall, by an appropriate instrument of assumption to be executed and delivered on the Closing Date substantially in the form of Exhibit C hereto (the
                                                 ---------
"Assignment and Assumption Agreement"), assume and agree to perform, pay or discharge, when due, to the extent not theretofore performed, paid or discharged, all of the following obligations, commitments and liabilities of Seller relating to or arising from the School (collectively, the "Assumed Liabilities"):

               2.3.1 All obligations of and restrictions on Seller with respect to the School: (i) under the Assumed Contracts (including assumption of the liabilities, duties and obligations under enrollment contracts between students and Seller which Seller is obligated to perform on or after the Closing), but not including liabilities for breaches by Seller under Assumed Contracts on or before the Closing Date; (ii) with respect to the Intellectual Property; and (iii) with respect to the Records;

               2.3.2 All obligations and liabilities relating to the refunds owed to students of the School; and

               2.3.3 All regulatory liabilities imposed by the U.S. Department of Education ("ED") and the applicable state regulatory agencies for periods from and after the Closing Date.

          2.4  Excluded Liabilities.  Except for the Assumed Liabilities, Buyer
               --------------------
shall not assume, or otherwise be responsible for, any liabilities or obligations (whether actual or contingent, matured or unmatured, liquidated or unliquidated, or known or unknown) of Seller, any other owner or operator of the School prior to the Closing Date, or any affiliate of any of the foregoing (collectively, the "Excluded Liabilities"), including but not limited to any liability or obligation as a result of, or based upon or arising out of the conduct of the School on or prior to the Closing Date, including but not limited to the following: (i) regulatory liabilities imposed by ED and the applicable state regulatory agencies for periods prior to the Closing Date including, but not limited to any liabilities arising from the ED program review presently scheduled to commence on March 25, 1996, (ii) liabilities relating to employees of the School prior to the Closing Date, including, but not limited to, accrued payroll obligations, (iii) liabilities with respect to accounts payable incurred on or before the Closing Date, and (iv) the alleged or actual violation of any law, rule or regulation prior to the Closing, by the Seller or the School.

          2.5  Allocation of Purchase Price.  Buyer and Seller agree that the
               ----------------------------
Purchase Price shall be allocated among the Purchased Assets in accordance with the allocation set forth in Schedule 2.5 attached hereto. Buyer and Seller
                            ------------
agree that each will report the federal, state and local income tax and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation and that neither will take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, or otherwise.

          2.6  Excise and Property Taxes.  Buyer and Seller shall each pay fifty
               -------------------------
percent (50%) of all sales and use taxes arising out of the transfer of the Purchased Assets. Each of Buyer and Seller and shall pay its respective portion, prorated as of the Closing, of state and local real and personal property taxes of the business.


                                  ARTICLE III
                                    CLOSING

          3.1  Closing.  The effective time of the completion of the purchase
               -------
and sale of the Purchased Assets (the "Closing") shall take place at the offices of O'Melveny & Myers, 610 Newport Center Drive, Suite 1700, Newport Beach, California 92660, at 11:59 p.m. on the last day of the month following the month in which the conditions specified in Sections 8.1.6 and 8.1.7 first become satisfied (the "Closing Date").

          3.2  Deliveries by Seller at Closing.  At the Closing Seller shall
               -------------------------------
deliver or cause to be delivered to Buyer the following:

               3.2.1 The following documents of transfer and assignment duly executed by Seller:

                      (i)   Bill of Sale substantially in the form of Exhibit D
                                                                      ---------
hereto; and

                      (ii) Assignment and Assumption Agreement substantially in the form of Exhibit C hereto.
            ---------

               3.2.2 Such other instruments of conveyance as shall, in the reasonable opinion of Buyer and its counsel, be necessary to vest in Buyer title to the Purchased Assets;

               3.2.3 Certified resolutions of Seller's Board of Directors authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein;

               3.2.4 An opinion of counsel to Seller, in form and substance reasonably acceptable to Buyer, containing the opinions set forth on Exhibit
                                                                     -------
E-1, along with usual and customary exceptions and qualifications; and
---

               3.2.5 An officers' certificate signed by the President and the Chief Financial Officer of Seller, or such other officer reasonably acceptable to Buyer, certifying that Seller is, as of the Closing Date, in material compliance with all of Seller's covenants and obligations under this Agreement.

          3.3  Deliveries by Buyer at Closing.  At the Closing Buyer shall
               ------------------------------
deliver or cause to be delivered to Seller the following:

               3.3.1  The Note;

               3.3.2 Certified resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein;

               3.3.3 Documents reasonably required by Seller for the assumption by Buyer of Assumed Liabilities in accordance with Section 2.3 duly executed by Buyer, including without limitation, the Assignment and Assumption Agreement substantially in the form of Exhibit C hereto.
                             ---------

               3.3.4 An opinion of counsel to Buyer in form and substance reasonably acceptable to Seller containing the opinions set forth on Exhibit
                                                                     -------
E-2, along with usual and customary exceptions and qualifications; and
---

               3.3.5 An officers' certificate signed by the President and the Chief Financial Officer of Buyer certifying that Buyer is, as of the Closing Date, in material compliance with all of Buyer's covenants and obligations under this Agreement, and that Buyer is in full compliance with all terms and provisions of the Management Agreement (as defined in Section 7.4 hereof).


                                   ARTICLE IV
                                  TERMINATION

          4.1  Termination.  This Agreement may be terminated only as follows
               -----------
and in each case only by written notice:

               4.1.1  At any time by mutual written consent of Seller and Buyer;

               4.1.2 Prior to the Closing by Seller on the one hand or Buyer on the other, if the other party shall be in breach of any covenant, undertaking or restriction contained herein in any material respect and such breach has not been cured within fifteen (15) business days after the giving of written notice to the breaching party of such breach;

               4.1.3 Prior to the Closing by Buyer if ED, the State of Washington or any of its agencies, any guaranty agency or any accreditation agency deny approval of the School to teach the basic Corinthian Allied Health program, or determine that the School or the program will not be certified as eligible for Title IV funds; or

               4.1.4 Prior to the Closing by either Party if the Management Agreement has terminated.

          4.2  Effect of Termination.  In the event of termination of this
               ---------------------
Agreement by either Buyer or Seller in accordance with the applicable provisions above, this Agreement shall forthwith terminate upon notice thereof duly given in accordance with the provisions hereof, and there shall be no liability of any nature on the part of either Buyer or Seller (or their respective officers or directors) to the other, except for liabilities arising from a breach of this Agreement prior to such termination; provided,
                                                                   --------
however, that this Section 4.2 in no way limits the obligations of the parties
-------
set forth in Sections 9.12, 9.13, 9.14 and 9.15 hereof, which obligations shall survive the termination. If this Agreement is terminated as provided herein, each of Buyer and Seller shall, and shall cause its respective representatives to, either destroy or redeliver all documents, work papers and other materials relating to the transaction contemplated hereby or to the business or operations of the other party, whether so obtained before or after the execution hereof, to such other party, and all such information received by Buyer or Seller, as the case may be, (other than information which is in or becomes part of the public domain by publication or otherwise or which has heretofore been or is hereafter filed or available as public information with any governmental authority) shall be kept confidential, except as required by law. In addition, each of Buyer and Seller shall cooperate in good faith following termination of this Agreement to provide any information or documents reasonably required by the other party in connection with preparation of such party's financial statements and tax returns.


                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF SELLER


          As a material inducement to Buyer to enter into this Agreement, to purchase the Assets and assume the Assumed Liabilities, Seller hereby represents and warrants (a) as of the date hereof and (b) as of the Closing Date, that:

          5.1  Organization and Corporate Power.  Seller is a corporation, duly
               --------------------------------
organized, validly existing and in good standing under the laws of the State of Washington, Seller has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and to consummate the transactions contemplated by this Agreement. The copies of Seller's articles of incorporation and bylaws which have been furnished to Buyer reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

          5.2  Ownership of School.  The School is owned and operated by Seller
               -------------------
directly, and no other Person has any ownership interest in the School. No other Person has any right, option, subscription or other arrangement to purchase or otherwise acquire any interest in the School.

          5.3  Capacity; Authorization; Binding Effect, Etc.  Seller has the
               --------------------------------------------
power, legal capacity and authority to execute, deliver and perform this Agreement and each other document being executed in connection herewith to which it is a party. Seller has the power, legal capacity and authority to transfer, convey and deliver the Purchased Assets, free and clear of all liens, claims, encumbrances, options, rights and restrictions, except as otherwise disclosed in
Schedule 5.8.  This Agreement and each other document executed by Seller in
------------
connection herewith has been duly executed and delivered by Seller, and (assuming the due authorization, execution and delivery hereof and thereof by Buyer) this Agreement and each such other document is a valid and binding obligation of Seller, enforceable against it, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          5.4  No Conflicts, Etc.  The execution, delivery and performance of
               -----------------
this Agreement and each other document being executed by Seller in connection herewith, and the consummation of the transactions contemplated hereby and thereby will not: (a) violate any provisions of law applicable to Seller; (b) with or without the giving of notice or the passage of time, or both, conflict with or result in the breach of any provision of the articles of incorporation or bylaws of Seller, any material instrument, license, agreement or commitment to which Seller is a party or by which any of its assets or properties is bound;
(c) constitute a violation of any order, judgment or decree to which Seller is a party or by which any of its assets or properties is bound; or (d) require any approval of, or filing or registration with, any governmental entity or regulatory authority other than those which will be effected by Seller prior to the Closing Date.

          5.5  Compliance with Laws; Licenses and Permits.  Except as shown on
               ------------------------------------------
Schedule 5.5(a), Seller is not in violation of any law or any regulation or
---------------
requirement which violation might reasonably be expected to have a material adverse effect upon the financial condition, operating results, accreditation or business prospects of the School, and Seller has not received notice of any such violation. Seller currently maintains all licenses, accreditation, certificates, permits, consents, authorizations and other governmental or regulatory approvals (the "Licenses and Permits") necessary for Seller to conduct the business and operations of the School as presently being conducted. Seller has duly filed all reports and returns required to be filed by it with respect to the School with governmental authorities and accrediting bodies. The Licenses and Permits for the School are in full force and effect, and no proceedings for the suspension or cancellation of any of them is pending or, to the best of Seller's knowledge, threatened. No application made by Seller for any Licenses and Permits during the last three (3) years has been denied, and to the best of Seller's knowledge, no such applications were denied for the two (2) preceding years. Schedule 5.5(b) attached hereto is a true, correct and
                  ---------------
complete list of all Licenses and Permits held by Seller with respect to the School and the governmental authority or accrediting body granting such Licenses and Permits. Seller has delivered to Buyer copies of all such Licenses and Permits. Seller has received no notice that any of the Licenses and Permits will not be renewed and to the best of Seller's knowledge, there is no basis for nonrenewal. The School is accredited by A.C.C.S.C.T., is certified by ED as a qualified institution under Title IV and is a party to, and in compliance with, valid program participation agreements with ED with respect to the School's operations. Seller has not received any notice, not previously complied with, in respect of any alleged violation of the rules or regulations of ED or any applicable accrediting body in respect of the School, including sales and marketing activities, or the terms of any program participation agreement to which it is or was a party. If any such notices have been received and complied with, Seller has disclosed their receipt and disposition to Buyer prior to the execution of this Agreement in writing. Except for the ED program review presently scheduled to commence on March 25, 1996, Seller is not aware of any investigation or review of Seller's student financial aid programs or any review of the accreditation of the School by any Person.

          5.6  Recruitment; Admissions Procedures; Attendance; Reports.
               -------------------------------------------------------
Schedule 5.6 attached hereto is a complete list of all policy manuals and other
------------
statements of procedures or instruction relating to recruitment of students for the School, including (a) procedures for assisting in the application by prospective students for direct or indirect state or federal financial assistance; (b) admissions procedures, including any descriptions of procedures for insuring compliance with state or federal or other appropriate standards or tests of eligibility; and (c) procedures for encouraging and verifying attendance, minimum required attendance policies, and other relevant criteria relating to course completion and certification (collectively, the "Policy Guidelines"). Seller has delivered to Buyer true, correct and complete copies of all Policy Guidelines. To the best of Seller's knowledge, Seller's operations with respect to the School have, in all material respects, been conducted in accordance with the Policy Guidelines and all relevant standards imposed by applicable accrediting bodies, agencies administering state or federal governmental programs in which Seller participates, and other applicable laws or regulations. Seller has submitted all reports, audits, and other information, whether periodic in nature or pursuant to specific requests, for the School ("Compliance Reports") to all agencies or other entities with which such filings are required relating to its compliance with (i) applicable accreditation standards governing its activities or (ii) laws or regulations governing programs pursuant to which Seller or its students receive funding, and
(iii) all articulation agreements with degree-granting colleges and universities in effect as of the date of this Agreement. Complete and accurate records in all material respects for all present and past students attending the School have been maintained consistent with the operations of a school business. All forms and records with respect to the School have been prepared, completed, maintained and filed in all material respects in accordance with all applicable federal and state laws and regulations, and are true and correct in all material respects. All financial aid grants and loans, disbursements and record keeping relating thereto have been completed in compliance with all federal and state requirements, and there are no material deficiencies in respect thereto. No student at the School has been funded prior to the date for which such student was eligible for funding, and such student's records conform in form and substance to all relevant regulatory requirements.

          5.7  Cohort Default Rate.  Schedule 5.7 attached hereto sets forth the
               -------------------   ------------
cohort default rate for the School, calculated in the manner prescribed by ED, of all students attending the School receiving assistance pursuant to Title IV programs for the years ended December 31, 1990 through 1993, with an estimate prepared by Seller for 1994. To the best knowledge of Seller, such schedule is materially accurate in all respects.

          5.8  Title to the Purchased Assets.
               -----------------------------

               (i) The leased facilities ("the Facilities") located at 14350 N.E. 21st Street, Suites 1 through 4, Bellevue, Washington, King County, as further described in that certain Lease Agreement dated June 29, 1994 by and between Seller, Katherine Salvog and Kristi R. Russell as Lessee, and John W. and Mary Ann Underwood and Roy B. and Gulah E. Dunham as Lessor, constitute the only real property used in connection with the operation of the School by Seller.

               (ii) All of Seller's operations with respect to the School are conducted at the Facilities of the School, and all of the tangible Purchased Assets and records relating to intangible Purchased Assets of the School are or as of the Closing will be located at the Facilities. Seller is not under any contractual or other legal obligation and has not entered into any commitment to make capital improvements or alterations to the Facilities. The Facilities are not subject to any zoning ordinance or other restrictions which would prohibit the use and enjoyment of the Facilities in the manner in which the Facilities are currently used. Seller has no knowledge of any condemnation proceedings relating to any Facility. To the best of Seller's knowledge, each Facility and Seller's use thereof is in compliance in all material respects with all laws, including, without limitation, the Americans with Disabilities Act.

               (iii) Seller owns outright, and has good and marketable title to, all of the Purchased Assets of the School, free and clear of all liens, claims and encumbrances, options, rights, and restrictions, other than as set forth on Schedule 5.8 and liens for current taxes not yet due and payable. All
         ------------
leases for tangible personal property used by Seller in connection with the operation of the School are valid and in full force and effect and are enforceable in all material respects in accordance with their terms. Neither Seller nor, to the best of Seller's knowledge, any of the other parties thereto, is in default under any such lease, and no event, act or omission has occurred which (with or without notice, the passage of time or the happening or occurrence of any other event) would result in a default thereunder.

               (iv) The tangible Purchased Assets and properties of the School which are owned or leased by Seller and used in connection with the operation of the School are in good operating condition, order and repair, useable in the ordinary course of business consistent with past practice, subject to ordinary wear and tear, and are sufficient and adequate for all current operations. Seller has not received notice of any violation of or default under any law, ordinance, order, regulation or requirement relating to any of the Purchased Assets of the School which remains uncured or has not been resolved.

          5.9  Material Assumed Contracts.  Schedule 5.9 attached hereto sets
               --------------------------   ------------
forth a true, complete and correct list of all material Assumed Contracts (hereinafter collectively referred to as the "Material Assumed Contracts") of Seller. True, complete and correct copies of all Material Assumed Contracts, together with all amendments thereto, have heretofore been delivered or otherwise made available to Buyer. The Material Assumed Contracts are in full force and effect, constitute legal, valid and binding obligations of Seller and, to the best knowledge of Seller, of the other parties thereto. Seller is not in material default or alleged to be in material default on any term of any such Material Assumed Contract. Except as noted on Schedule 5.9 attached hereto, the
                                               ------------
consummation of the transactions contemplated by this Agreement does not require the consent or approval of any party to any Material Assumed Contract.

          5.10 Tradenames; Confidential Information.
               ------------------------------------

               (i) All tradenames, trademarks or service marks and all forms, derivatives and graphic presentations thereof of the School (collectively, the "Tradenames"), having any material value to the operation of the School are set forth on Schedule 5.10 attached
         -------------
hereto. Seller has exclusive right to the use of each Tradename as an assumed business name in the states in which such Tradename is used, and Schedule 5.10
                                                                 -------------
sets forth all registrations of each Tradename as a trademark, servicemark or assumed name. Seller has not licensed any other Person to use any Tradename. Seller has not been sued or threatened with suit for infringement, violation or breach with respect to any Tradename, and to the best of Seller's knowledge, no basis exists for any such suit. Except as disclosed on Schedule 5.10, Seller is
                                                        -------------
not on notice of any infringement, violation or breach of the Tradename by any other Person.

               (ii) Seller has the right to use, free and clear of any claims or rights of any third party, all trade secrets, customer lists, know-how, curricula and any other confidential information required for or used in the operation of the School. Seller is not in any way making any unlawful or wrongful use of any trade secrets, customer lists, know-how, curricula or any other confidential information of any third party including, without limitation any former employer of any present or past employee of Seller in connection with the operation of the School.

          5.11 Financial Statements; Indebtedness.  Seller has previously
               ----------------------------------
furnished to Buyer the following financial statements: reviewed Balance Sheets at December 31, 1990, and December 31, 1991, audited Balance Sheets at December 31, 1993, December 31, 1994 and December 31, 1995; reviewed Cash Flow Statements for the fiscal years ended December 31, 1990 and December 31, 1991, and audited Cash Flow Statements for the fiscal years ended December 31, 1993, December 31, 1994 and December 31, 1995; reviewed Statements of Operations and Deficit for the fiscal years ended December 31, 1990 and December 31, 1991 and audited Statement of Operations and Deficit for the fiscal year ended December 31, 1993 and audited Statement of Operations and Stockholder Equity for December 31, 1994 and December 31, 1995 (collectively, the "Financial Statements"). The balance sheets included in the Financial Statements present fairly in accordance with generally accepted accounting principles ("GAAP") the assets and liabilities of the School covered thereby as of the respective dates thereof, and the related statements of operations present fairly in accordance with GAAP the results of operations of the School for the respective periods covered thereby. The Financial Statements for the School have been prepared in a manner consistent with Seller's standard internal accounting practices, consistently applied, are substantially correct and complete and fairly present the financial position of the School as of the dates of such Financial Statements, and the results of operations and changes in financial position for the periods covered by such Financial Statements. Seller has maintained the books and records of the School in accordance with applicable laws, rules and regulations and with GAAP, and such books and records are, and during the periods covered by the Financial Statements were, correct and complete, fairly reflecting the income, expenses, assets and liabilities of the School. On the date hereof, the School does not have any liabilities required to be set forth in a balance sheet prepared in accordance with GAAP, that were not included in the Financial Statements. Except as provided in Schedule 5.11, Seller is not required to provide any letters of
               -------------
credit, guaranty or other financial security arrangements in connection with any transactions, approvals or licenses in the ordinary course of the School's business. Except as disclosed on Schedule 5.14, as of the date hereof, the
                                  -------------
School has no indebtedness, liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, other than:

               (i) those set forth or reserved against in the balance sheets included in the Audited Financial Statements for the fiscal years then ended to the extent set forth, reserved against or disclosed;

               (ii) those set forth or reserved against in the Unaudited Financial Statements, or those which would have been disclosed in footnotes if footnotes had been prepared and which have been disclosed in writing to Buyer, to the extent set forth, reserved against or, in the case of footnote items, disclosed; and

               (iii) those incurred since December 31, 1995, in the ordinary course of business and consistent in nature with past practice.

To the best of Seller's knowledge, there exists no condition relating to the School, whether absolute, accrued, contingent or otherwise, which could have a material adverse effect on the properties, business, Purchased Assets, results of operations or condition (financial or otherwise) of the School or which would prevent the operations of the School from being carried on in the future in substantially the same manner as it is presently being conducted. There are no long-term fixed or contractual liabilities relating to the operation of the School which are required to be assumed by Buyer in order to continue to operate the School as presently operated by Seller, the annual expense of which are not reflected in the Financial Statements or which are not otherwise disclosed in this Agreement or any schedule hereto.

          5.12 Receivables.  The tuition receivable and accounts receivable of
               -----------
the School, except to the extent of the allowance for cancellations and doubtful accounts set forth in the Financial Statements, are bona fide receivables, arose out of arms' length transactions in the normal and usual practices of Seller and the School, are recorded correctly on the books and records of Seller and the School, and, to the best of Seller's knowledge, will be collected in full in the ordinary course of business, within the ordinary time frame for such receivables, subject in the case of certain receivables to reserves established for such receivables in the Financial Statements. Such receivables are not subject to any defense, counterclaim or setoff or trade discounts or credits not reflected in the Financial Statements (other than tuition refund policies administered in accordance with all applicable legal requirements and the applicable Policy Guidelines), and Seller has no knowledge of any facts or circumstances which would cause any of such receivables to have to be written down or written off.

          5.13 Inventories.  The only inventories maintained by Seller in
               -----------
connection with the operation of the School consist of supplies used in the ordinary course of business of the School and are reflected on the Financial Statements as "other assets." Such supplies are reflected at cost, are usable in the ordinary and regular course of business, are to the best of Seller's knowledge fit and sufficient for the purpose for which they were purchased, and, at the date of this Agreement, are in customary amounts appropriate to Seller's operations of the School. All excess or obsolete items have been written down to net realizable value or written off.

          5.14  Litigation, Etc.  Except as set forth in Schedule 5.14 attached
                ----------------                         -------------
hereto; there are no actions, suits, proceedings, orders, investigations or claims pending or, to the best of Seller's knowledge,threatened against or affecting Seller or the School at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality or accrediting body pertaining to or affecting Seller or the School; to the best of Seller's knowledge, Seller is not the subject of any governmental investigations or inquiries (including inquiries as to the qualification to hold or receive any of the Licenses and Permits with respect to the School); and, to the best of Seller's knowledge, there is no basis for any of the foregoing.

          5.15  Insurance.  Schedule 5.15 attached hereto sets forth the
                ---------   -------------
insurance coverages maintained by Seller on the Facilities, the other Purchased Assets and the operations of the School, including all policies or binders of fire, extended coverage, general and vehicular, fidelity and fiduciary liability, workers' compensation, key-man life and other insurance held by Seller and all binders for insurance to be purchased on or before Closing, in order to replace policies expiring prior to the Closing or otherwise. Such policies and binders are in full force and effect, and there is no material breach or default with respect to any provision contained in any such policy or binder, and all premiums, to the extent due and payable, have been paid or the liability therefor properly accrued. To the best of Seller's knowledge, the insurance coverage maintained by Seller for the School is sufficient and is customary for a well-insured School of similar size, engaged in similar lines of business. Except for amounts deductible under such policies of insurance, Seller is not and has not been, prior to the date hereof, subject to liability as a self-insurer for the School. There are no claims pending or threatened under any of said policies pertaining to the School or disputes with underwriters regarding coverage under such policies pertaining to the School. Except as set forth on Schedule 5.15, neither the execution, delivery and performance of this
         -------------
Agreement, nor the consummation of the transactions contemplated hereby, will result in the loss to Seller of any of the insurance policies listed or impair the rights of Seller with respect to liabilities arising in connection with the operation of the School prior to the Closing for the School. Within the three
(3) years prior to the date hereof, Seller has not been denied insurance for the School, or been offered insurance for the School only at a commercially prohibitive premium nor to the best of Seller's knowledge, were there any such denials or offerings for the preceding two (2) years.

          5.16  Environmental Matters.  In connection with the operations of the
                ---------------------
School, Seller has not generated, transported, stored, treated or disposed, nor has it allowed or arranged for any third persons to transport, store, treat or dispose, any hazardous substance to or at: (a) any location other than a site lawfully permitted to receive such hazardous substance for such purposes or (b) any location designated for remedial action pursuant to federal, state or local statute and relating to the environment or waste disposal; nor has Seller performed, arranged for or allowed by any method or procedure such transportation or disposal in contravention of any laws or regulations or in any other manner which may result in liability for contamination or threat of contamination of the environment. No generation, use, handling, storage, treatment, release, threat of release, discharge, spillage or disposal of any hazardous substance, has occurred or is occurring at the Facilities or any other facilities or properties owned or operated by Seller in connection with its operation of the School. Seller has not received notification, nor is it aware of, any past or present failure by Seller to comply with any environmental laws, regulations, permits, franchises, licenses or orders applicable to the School or its operations. Seller has not received any notification, nor is it aware of, any past or present failure to comply with any environmental laws, regulations, permits, franchises, licenses or orders applicable to its operations other than the School which may result in judicial, regulatory or other legal proceedings having a material adverse impact on the operations of the School or result in the imposition of any lien, claim, assessment or other encumbrance against the Purchased Assets. To the best of Seller's knowledge, the Facilities do not contain asbestos or polychlorinated biphenyls or any underground storage tanks.

          5.17 Employee Benefit Plans. Schedule 5.17 attached hereto sets forth
               ----------------------  -------------
a complete accurate and detailed description of all of Seller's employee welfare and benefit plans ("Plans"). Except as set forth in Schedule 5.17, none of the
                                                     -------------
Plans constitutes a pension plan, profit sharing plan or "employee benefit plan" as such term is defined in Section 3 of ERISA, with respect to which Seller is required to obtain a determination letter from the Internal Revenue Service or to file Form 5500. Each Plan and related trust agreement (as applicable) has been administered and operated in accordance with its terms and applicable law, and to the extent applicable, each Plan is "qualified" within the meaning of
Section 401(a) of the Code, and each related trust is exempt from tax under
Section 501(a) of the Code, and each qualified plan has been amended to conform to the requirements of the Tax Reform Act of 1986 and applicable regulations and the Omnibus Budget Reconciliation Act of 1987 and all other applicable laws and regulations. No liability under ERISA or otherwise has been incurred or, based upon existing facts, may be expect to be incurred with respect to any Plan. Other than claims for benefit payments in the ordinary course under the Plans, there are no actions, suits, claims or proceedings, pending or, to the best of Seller's knowledge, threatened, nor, to the best of Seller's knowledge, does there exist any basis therefor, which would result in any liability with respect to any Plan. Seller is not now, nor has it ever been a participant in, any Multiemployer Plan within the meaning of Section 3(37) of ERISA. There are no accrued liabilities under any Plans, programs or practices maintained on behalf of the employees of the School which are not provided for on its books or in the Financial Statements or which have not been fully provided for by contributions to such Plans, programs or practices. As of the date hereof, Seller does not maintain any employee welfare benefit plans, as defined in Section 3(1) of ERISA, which provide post-retirement benefits to former employees of the School and to current employees of the School after their termination of employment (including, without limitation, medical and life insurance benefits), other than as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and interpreted by regulations thereunder.

          5.18 Employment Matters.  Except as disclosed in Schedule 5.18, Seller
               ------------------                          -------------
and the School are in compliance in all material respects with all federal, state and local laws, rules and regulations affecting employment and employment practices with respect to the School, including terms and conditions of employment, employment discrimination and wages and hours, and Seller is not engaged in any unfair labor practices with respect to employees of the School; there are no complaints against Seller with respect to employees of the School pending before the National Labor Relations Board or any similar state or local labor agency; there are no labor strikes, slow-downs or stoppages or other labor troubles pending or, to the best of Seller's knowledge, threatened with respect to any employees of the School; no labor organization activities have occurred with respect to employees of the School during the past three (3) years;

there are no collective bargaining agreements binding on Seller relating to the operation of the School; no grievances have been asserted against Seller with respect to employees of the School; and Seller has not experienced any work stoppage by its employees at the School during the last three (3) years.

          5.19 Tax Matters.  Seller has completed and filed on or before the due
               -----------
dates thereof or within applicable extension periods all returns for taxes required to be filed, and such returns are true and correct in all material respects. Seller has paid all taxes shown to be due and payable on such returns to the extent that the same have become due and payable on or before the Closing. Seller is not a party to, nor to the best of Seller's knowledge, expected to become a party to, any pending or threatened action or proceeding, assessment or collection of taxes by any governmental authority relating to the business and operations of Seller.

          5.20 Brokers or Finders. Seller represents that except for the
               ------------------
retention of Gena Wikstrom by Seller, whom Seller shall pay or reimburse at Seller's sole cost and expense, no agent, broker, investment banker or other firm or person retained by Seller is or will be entitled to any broker's or finder's fee or any similar commission or fee in connection with any of the transactions contemplated by this Agreement.

          5.21 Absence of Certain Changes.  Except as contemplated by this
               --------------------------
Agreement or as set forth on Schedule 5.21 attached hereto, for the School, from
                             -------------
December 31, 1995 until the date of this Agreement there has not been, occurred or arisen with respect to the School:

               (i) any sale, lease, transfer, abandonment or other disposition of any right, title or interest in or to any of the properties or assets of Seller used in connection with the operations of the School (tangible or intangible), except in the ordinary course of business;

               (ii) (i) any approval or action to put into effect any increase in any compensation or benefits payable to any employee, agent or officer of Seller employed or providing services in connection with the operation of the School or any payment, grant or accrual to or for the benefit of any such employee, agent or officer of any bonus, service award, percentage compensation or other benefit, (ii) any adoption or amendment of any Plans, or any severance agreement or employment contract to which any such employee, agent or officer of the School is a party or (iii) any entering into of any employment, deferred compensation or other agreements with respect to bonuses, service awards, percentage compensation or other benefits with any such employee, agent or officer;

               (iii) any material adverse change in the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), business prospects, reserves or operations of the School;

               (iv) any damage, destruction or loss, whether or not covered by insurance, materially adverse to the assets, business, or operations of the School;

               (v) any change in any material respect in the business policies or practices of the School or a failure to operate the business of the School in the ordinary course with a view to preserving such business intact, to retaining the services of the present officers, employees and agents of Seller employed or providing services in connection with the operation of the School and with a view to preserving the business relationships of the School with, and the goodwill of, students, sales representatives, suppliers, accrediting bodies, governmental authorities and others; or

               (vi) any agreement, whether in writing or otherwise, to take any action described in this Section 5.21.

          5.22 Delivery of Documents.  True, correct and complete copies of all
               ---------------------
material documents, instruments, agreements and records of Seller relating to the Purchased Assets, the Assumed Liabilities, the representations and warranties of Seller contained in this Agreement and/or the operation of the School have been delivered or made available to Buyer.

          5.23 Disclosure.  Neither this Agreement nor any of the schedules,
               ----------
exhibits, attachments, documents, certificates or other items prepared or supplied to Buyer in writing by or on behalf of Seller with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make such statements not misleading in light of the circumstances in which such statements were made. To the best of Seller's knowledge, there is no fact which Seller has not disclosed to Buyer in writing and of which any of its officers, directors or executive employees is aware and which has had or may reasonably be anticipated to have a material adverse effect upon the existing or expected financial condition, operating results, assets, employee relations, accreditation, reputation or business prospects of the School.

                                  ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF BUYER

          As a material inducement to Seller to enter into this Agreement, Buyer hereby represents and warrants (a) as of the date hereof and (b) as of the Closing Date, that:

          6.1  Organization and Corporate Power.  Buyer is a corporation, duly
               --------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to consummate the transactions contemplated by this Agreement. The copies of Buyer's Restated Certificate of Incorporation and bylaws which have been furnished to Seller reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

          6.2  Capacity; Authorization; Binding Effect, Etc.  Buyer has the
               --------------------------------------------
power, legal capacity and authority to execute, deliver and perform this Agreement and each other document being executed in connection herewith to which it is a party. This Agreement and each other document executed by Buyer in connection herewith has been duly executed and delivered by Buyer, and (assuming the due authorization, execution and delivery hereof and thereof by Seller) this Agreement and each such other document is a valid and binding obligation of Buyer, enforceable against it, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          6.3  No Conflicts, Etc.  The execution, delivery and performance of
               -----------------
this Agreement and each other document being executed by Seller in connection herewith, and the consummation of the transactions contemplated hereby and thereby will not: (a) violate any provisions of law applicable to Buyer; (b) with or without the giving of notice or the passage of time, or both, conflict with or result in the breach of any provision of the articles of incorporation or bylaws of Buyer, any material instrument, license, agreement or commitment to which Buyer is a party or by which any of its assets or properties is bound; (c) constitute a violation of any order, judgment or decree to which Buyer is a party or by which any of its assets or properties is bound; or (d) require any approval of, or filing or registration with, any governmental entity or regulating authority other than those which will be effected by Seller prior to the Closing Date.

          6.4  Brokers or Finders.  Buyer represents that no agent, broker,
               ------------------
investment banker or other firm or person retained by Buyer is or will be entitled to any broker's or finder's fee or any similar commission or fee in connection with any of the transactions contemplated by this Agreement.

          6.5  Disclosure.  Neither this Agreement nor any of the schedules,
               ----------
exhibits, attachments, documents, certificates or other items prepared or supplied to Seller in writing by or on behalf of Buyer with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make such statements not misleading in light of the circumstances in which such statements were made.

                                  ARTICLE VII
                                   COVENANTS

          7.1  Covenants of Seller Pending Closing.  Seller covenants and agrees
               -----------------------------------
with Buyer that from and after the date hereof and until the earlier of the Closing Date or the termination of this Agreement pursuant to Article IV hereof, Seller (i) shall use commercially reasonable efforts to fulfill or satisfy, or cause to be fulfilled or satisfied, all of the conditions precedent to Seller's obligations to consummate and complete the sale provided herein and to take all other steps and do all other things reasonably required to consummate this Agreement in accordance with its terms, (ii) shall not interfere with the performance by Buyer of its obligations under this Agreement, (iii) shall not fail to pay prior to delinquency any taxes, assessments, governmental charges or levies imposed upon it or its income, profits or assets or otherwise required to be paid by it, (iv) shall not make or authorize the making of any capital expenditure in excess of $250 without Buyer's prior written consent except for the performance of obligations previously incurred, or for the replacement of equipment or tangible property necessary to the operations of the business of Seller, (v) shall promptly notify Buyer of any notice from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, or any fact or circumstance of which Seller has knowledge which would make any representation or warranty set forth herein materially untrue or inaccurate as of the Closing Date or as of the date of this Agreement, or any planned or threatened labor dispute, organization efforts, strike or collective work stoppage affecting the employees of Seller and (vi) shall not take any action outside the ordinary course of business that would cause Buyer to be unable to obtain good and marketable title to the Purchased Assets to be transferred to Buyer at the Closing. Until the earlier of the Closing or termination of this Agreement, Seller will not directly or indirectly solicit, respond to or negotiate with or release any information relative to the School to any potential buyer other than Buyer.

          7.2  Covenants of Buyer Pending Closing.  Buyer covenants and agrees
               ----------------------------------
with Seller that from and after the date hereof and until the earlier of the Closing Date or the termination of this Agreement pursuant to Article IV hereof, Buyer (i) shall use commercially reasonable efforts to fulfill or satisfy, or cause to be fulfilled or satisfied, all of the conditions precedent to Seller's obligations to consummate and complete the sale provided herein and to take all other steps and do all other things reasonably required to consummate this Agreement in accordance with its terms; (ii) shall not interfere with the performance by Seller of its obligations under this Agreement; (iii) shall fully perform all its obligations under the Management Agreement; and (iv) shall promptly notify Seller of any regulatory or accreditation decision or determinations which would prevent or prohibit Buyer from performing its obligations under this Agreement.

          7.3  Closing and Post-Closing Covenants.
               ----------------------------------

               7.3.1   Further Assurances. From time to time after the Closing,
                       ------------------
(i) Seller will use reasonable efforts for as long as it continues its corporate existence to execute and deliver such instruments of conveyance, sale or assignment as Buyer may reasonably request, to more effectively vest, confirm or evidence Buyer's title to or rights in any of the Purchased Assets and to otherwise carry out the purpose and intent of this Agreement, and (ii) Buyer will execute and deliver such instruments as Seller may reasonably request to more effectively assure the assignment to and assumption by Buyer of the obligations and liabilities of Seller to be assumed by Buyer pursuant to this Agreement and to otherwise carry out the purpose and intent of this Agreement.

               7.3.2   Mutual Cooperation.  The parties shall use reasonable
                       ------------------
efforts to cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken to consummate the transaction contemplated hereby and transition management and ownership of the School from Seller to Buyer. Before and after the Closing, Seller shall use its best efforts to assist Buyer in obtaining any required accreditation reasonably necessary for Buyer's operation of the School (collectively "Buyer's accreditations"), including furnishing Buyer such necessary information and reasonable assistance as Buyer may request in connection with its preparation of necessary filings, submissions or accreditation applications to any governmental agency in connection with the transactions contemplated hereby.

               7.3.3  Access to Employees. From and after the Closing, each of
                      -------------------
Buyer and Seller shall afford to the other party, its officers, counsel, accountants and other authorized representatives (the "Requesting Party") reasonable access to the other party's employees who formerly were or currently are employed by Seller, as the case may be, without cost to the Requesting Party (other than payment of out-of-pocket costs not including personnel costs) and as reasonably required by the Requesting Party in connection with any claim, action, litigation or other proceeding involving Seller or the School. Each party shall use its best efforts to cause such employees to cooperate with and assist the Requesting Party in its prosecution or defense of such claims, actions, litigations and other proceedings, which cooperation shall include without limitation preparing and providing written and oral discovery and attending and testifying at depositions, hearings, motions and trials, all as necessary in the reasonable opinion of the Requesting Party or its counsel. Any such access shall take place only during normal business hours in such a manner as not to interfere unreasonably with the operation of the business of the other party.

               7.3.4  Best Efforts to Satisfy Conditions. Prior to and after the
                      ----------------------------------
Closing, Seller and Buyer shall provide to the ED and to all state regulatory agencies and accrediting bodies all information required or reasonably requested by any of them, and Buyer shall use its best efforts to satisfy promptly all requirements and demands of ED or any such agency or body requisite to obtaining certification. Without limiting the foregoing, Buyer shall submit to ED a completed application for certification for the School conveyed to Buyer at the Closing within a reasonable time after that Closing, but in any event no later than thirty (30) days after Closing.

               7.3.5  Continued Operation of Floral Program. Buyer shall
                      -------------------------------------
continue to operate the School's current floral design program for a period of at least 12 months following the Closing on the condition that such program remains profitable and continues to be eligible for Title IV funds.

               7.3.6  Director.  Buyer agrees to employ Kristi Russell (the
                      --------
"Director") as the full-time Director of the School for a period of one year following the Closing Date, at an annual salary of $35,000 payable monthly in arrears. The Director shall be entitled to two (2) weeks paid vacation annually, which vacation shall accrue on a monthly basis in arrears. Buyer shall be entitled to terminate the employment of Director hereunder for any reason at Buyer's sole discretion; provided, however, that if such termination is for any reason other than "Cause" (as defined below), Buyer shall be required to continue making the monthly salary payments through the remainder of the twelve-month period. "Cause" for termination of the employment of Director by Buyer shall mean that Buyer, acting in good faith, determines that Director has:
(i) committed a material breach of her duties and responsibilities (other than as a result of incapacity due to disability); or (ii) engaged in an act or acts of personal dishonesty involving moral turpitude and intended to result in personal enrichment of Director; or (iii) been convicted of a felony or misdemeanor; or (iv) refused to perform duties and responsibilities required of her in good faith by the Board of Directors of Buyer; or (v) violated any fiduciary duty owed to Buyer or the School.

          7.4  Management Agreement and Administration of the School.
               -----------------------------------------------------

               7.4.1  Management Agreement. Concurrently with the execution of
                      --------------------
this Agreement, Buyer and Seller shall execute and deliver a Management Agreement in the form of that attached hereto as Exhibit F and made a part
                                                 ---------
hereof by this reference (the "Management Agreement"). The Management Agreement shall become effective upon execution. Covenants contained in the Management Agreement shall be supplemental to any continuing covenants undertaken by Buyer in this Agreement.

               7.4.2  Administration in Accordance with accreditations. From and
                      ------------------------------------------------
after the Effective Date, Buyer, at Buyer's sole cost and expense, shall administer and operate the School in accordance with all federal and state laws, statutes, rules and regulations and in accordance with all permits, accreditations, authorizations and agreements issued by or entered into with any federal, state or local governmental or quasi-governmental entity in any way regulating or otherwise relating to the administration and operation of the School, or any of them. Subject to the terms and provisions of this Agreement, Buyer and Seller shall work together cooperatively and in good faith to obtain any and all approvals from ED, any state education regulatory authority and any other governmental or quasi-governmental entity that may be necessary or appropriate to vest in Buyer the right and authority to administer and operate the School and to release Seller from further liability or obligations in connection with the administration or operation of the School.

          7.5  Access and Maintenance of Records.  From and after the Closing,
               ---------------------------------
each party shall afford the other party, its officers, counsel, accountants and other authorized representatives and regulatory authorities (the "Requesting Party") access to the other party's properties, books and records, including those maintained by the other party's accountants, at any time and from time to time upon reasonable notice from the Requesting Party, as reasonably required by the Requesting Party in connection with (i) performance by the Requesting Party of any of its obligations under the terms and conditions of this Agreement, including without limitation any liability or obligation of Seller not assumed by Buyer pursuant to the Agreement, (ii) any claim, action, litigation or other proceeding involving the Requesting Party or the School and (iii) the Requesting Party's preparation of its financial statements and tax returns. In addition, the Requesting Party, at its expense, may make copies of any such records as may be necessary or appropriate for the Requesting Party's use. Each party shall maintain all such records in accordance with, and subject to all restrictions imposed by, all laws, rules and regulations. Each party shall not destroy or otherwise dispose of any of such records without prior notice to the other party, which party shall have the option, at such party's expense, to take possession of any such records which the other party elects to destroy or otherwise dispose of. Any such access shall take place only during normal business hours in such a manner as not to interfere unreasonably with the operation of the business of the other party. Notwithstanding the foregoing, Buyer shall preserve and protect all books, documents, papers, computer programs and records pertaining in any manner to the administration by Seller of the Federal student financial assistance programs pursuant to Title IV of the Higher Education Act of 1965, as amended, for the period of time specified under applicable law and regulation. Any document or other information obtained from a party hereunder that is designated by such party as confidential shall be maintained in confidence by the other party, except to the extent Seller is required by law or regulation to disclose part or all of such documents or information. Seller and Buyer agree that the books and records relating to the School and the floral design program shall be maintained separate and apart from the books and records relating to Buyer's allied health program and its other operations until the date at which funds are first released from Escrow pursuant to Section 2.2.1.

          7.6  Substitution of Undertakings.  As of the Closing, Buyer shall
               ----------------------------
substitute Buyer's undertaking, guarantee, bond or other commitment for each undertaking, guarantee, bond or commitment, identified on Schedule 5.11, made by
                                                          -------------
Seller or any affiliate of Seller in favor of any governmental or quasi-governmental entity in support of or relating to any permit, contract, authorization, accreditation or license from any such governmental entity with respect to the School, and upon Closing Buyer shall promptly take action and make commercially reasonable efforts to obtain such substitutions.


                                 ARTICLE VIII
                       CONDITIONS TO CLOSING; UNWINDING

          8.1  Conditions Precedent to Obligations of Buyer. The obligation of
               --------------------------------------------
Buyer to complete the purchase of Purchased Assets as provided for herein is subject to the fulfillment or satisfaction on or before the Closing Date of each of the conditions set forth below, any of which may be waived by Buyer in writing.

               8.1.1 All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties speak of a particular date), and Buyer shall have received a certificate signed by an executive officer of Seller to such effect;

               8.1.2 Seller shall have performed in all material respects all of the obligations, covenants and agreements contained in this Agreement (and the Management Agreement) to be performed by Seller on or before the Closing Date, and Buyer shall have received a certificate signed by an executive officer of Seller to such effect;

               8.1.3 All instruments and documents required on Seller's part to effectuate and consummate the transactions contemplated hereby as of the Closing, including those set forth in Section 3.2, shall be delivered by Seller and shall be in form and substance reasonably satisfactory to Buyer and its counsel; and

               8.1.4 No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions; and

               8.1.5 Seller shall have received from counsel for Seller the opinion referenced in Section 3.2.4 above dated as of the Closing Date.

               8.1.6 Seller shall have obtained all registrations, licenses, permits and approvals required by any governmental entity or agency or other regulatory body to operate the School in the State of Washington and all local jurisdictions contained therein;

               8.1.7 The School shall have received all required accreditation approvals, including approval to teach a basic allied health curriculum similar to that presently offered by Buyer;

               8.1.8 Seller shall have provided evidence satisfactory to Buyer that all debts incurred through the Closing Date, including lender payables, regulatory fines, repayment, refunds, and all known obligations or liens have been satisfied and paid in full or renegotiated to the mutual satisfaction of Buyer and Seller; and

               8.1.9 Buyer shall have received satisfactory evidence that all liens on the Purchased Assets, including but not limited to UCC-1 Financing Statement No. 93-035-0521 filed with the State of Washington Department of Licensing in favor of Career Floral Design Institute, Inc., as secured party, have been terminated and completely released of record.

          8.2  Conditions Precedent to Obligations of Seller.  The obligations
               ---------------------------------------------
of Seller to complete the sale of Purchased Assets as provided for herein are subject to the fulfillment or satisfaction on or before the Closing Date of each of the conditions set forth below, any of which may be waived by Seller in writing.

               8.2.1 All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties speak of a particular date), and Seller shall have received a certificate signed by an executive officer of Buyer to such effect;

               8.2.2 Buyer shall have performed in all material respects all of the obligations, covenants and agreements contained in this Agreement (and the Management Agreement) to be performed by Buyer on or before the Closing Date, and Seller shall have received a certificate signed by an executive officer of Buyer to such effect;

               8.2.3 All instruments and documents required on Buyer's part to effectuate and consummate the transactions contemplated hereby including those set forth in Section 3.3 shall be delivered by Buyer and shall be in form and substance reasonably satisfactory to Seller and its counsel;

               8.2.4 No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions; and

               8.2.5 Seller shall have received from counsel for Buyer the opinion referenced in Section 3.3.4 above dated as of the Closing Date.

          8.3  Unwinding the Transaction.  Notwithstanding anything to the
               -------------------------
contrary in this Agreement, it is the parties' express intention that all transactions contemplated by this Agreement be unwound if subsequent to the Closing ED denies approval of the School to teach the basic allied health program currently offered by Buyer in other locations or determines that the School (or such allied health program) will not be certified as eligible to receive Title IV funds or if conditions to approval or certification are raised by either ED, ACCSCT or WTECB, which conditions would be deemed unacceptable by a reasonable buyer of the Purchased Assets. Accordingly, if such an event occurs after the Closing, the parties shall take all actions necessary to return the parties to their original status as if the Closing had not occurred and the Purchased Assets had not been transferred. Seller shall immediately return to Buyer all funds received hereunder (exclusive of any fees received pursuant to the Management Agreement). Buyer shall transfer, assign and reconvey to Seller, and Seller shall accept and assume from Buyer, all Purchased Assets and Assumed Liabilities. Notwithstanding the foregoing, the parties agree that if the transaction is unwound after the Closing pursuant to this Section 8.3 and Seller has not obtained a restoration of its (or the School's) institutional participation in Title IV funding within sixty (60) days following such unwinding after Seller's having diligently pursued such restoration, Seller shall be entitled to liquidated damages from Buyer in the amount of Fifteen Thousand Dollars ($15,000), such damages being a reasonable estimate by both parties of the financial risk and damages to Seller from such unwinding, the true damages being incapable of calculation. The parties agree that the indemnification provisions and governing procedures set forth in Article IX shall continue in effect beyond any such "unwinding."


                                  ARTICLE IX
                                 MISCELLANEOUS

          9.1  Binding Effect.  All terms and provisions of this Agreement shall
               --------------
be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Neither this Agreement, nor the obligations of either party hereunder, shall be assignable or transferable by either such party without the prior written consent of all parties hereto. If Buyer desires to assign its right to acquire a portion of the School to an affiliated entity, Seller will consider such request in good faith and will not unreasonably withhold its consent.

          9.2  Notices.  All notices or other communications required or
               -------
permitted hereunder shall be in writing and shall be given or made by personal delivery, by a nationally recognized courier service for overnight delivery or by registered or certified mail, postage prepaid, return receipt requested, addressed if to Buyer, at:

                    Corinthian Schools, Inc.
                    1932 East Deere Avenue, Suite 210
                    Santa Ana, California 92705
                    Attention: David Moore, President

               with each such notice to Buyer, a copy to:

                    O'Melveny & Myers
                    610 Newport Center Drive, Suite 1700
                    Newport Beach, California 92660
                    Attention: David A. Krinsky, Esq.

               if to Seller, at:

                    Repose, Inc.
                    Attention:  Kristi Russell
                    23310 14th Place West
                    Bothell, Washington 98021

               with each such notice to Seller, a copy to:

                    Karr Tuttle Campbell
                    1201 Third Ave., Suite 2900
                    Seattle, Washington 98101
                    Attention:  Diana K. Carey, Esq.

or at such other place as the party to whom such notice of communication is to be addressed may have designated to the other parties by notice conforming to this Section 9.2. Notices shall be deemed effective and received (i) on the actual receipt in the case of hand delivery, (ii) on the next business day after deposit in the case of notices by nationally recognized overnight courier services, or (iii) on the third business day after the date of mailing in the manner set forth herein. As used herein, notice to a party shall include concurrent notice to that party's counsel as set forth herein.

          9.3  Entire Agreement. This Agreement and the documents referred to
               ----------------
herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations, representations, warranties and discussions of the parties, whether oral or written; and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          9.4  Nature and Survival of Representations. The representations,
               --------------------------------------
warranties, covenants and agreements of Buyer and Seller contained in this Agreement, and all statements contained in this Agreement or any Exhibit or Schedule hereto or any certificate or financial statement delivered pursuant to this Agreement shall be deemed to constitute representations, warranties, covenants and agreements of the respective party delivering the same. All such representations, warranties, covenants and agreements shall survive the Closing hereunder but shall be subject to the limitations in Sections 9.12, 9.13, 9.14 and 9.15 hereof.

          9.5  Risk of Loss or Damage; Insurance. It is understood and agreed
               ---------------------------------
that all right, title and interest in and to the Purchased Assets and all risk of loss or damage thereto shall not pass from Seller to Buyer unless and until the Closing occurs whereupon all risk of loss or damage shall pass to Buyer. In the event of a casualty or condemnation in respect of the Purchased Assets prior to the Closing, Buyer shall have the right, at its sole option, to elect to either terminate this Agreement or to accept the insurance proceeds in respect of such casualty or condemnation and proceed to close otherwise in accordance with the terms and conditions of this Agreement. Seller agrees to maintain the insurance currently carried with respect to the Purchased Assets until the Closing.

          9.6  Waiver. No waiver shall be deemed to have been made by any party
               ------
of any of its rights hereunder unless the same shall be in writing and shall be signed by the waiving party. Such a waiver, if any, shall be a waiver only in respect to the specific instance involved and shall in no way impair the rights of the waiving party or the obligations of any other party in any other respect at any other time.

          9.7  Governing Law. This Agreement shall be construed and interpreted
               -------------
according to the substantive laws of the State of California without giving effect to the principles of conflicts of law thereof.

          9.8  Headings. The headings of the articles and sections of this
               --------
Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

          9.9  Counterparts. This Agreement may be executed by the parties in
               ------------
one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          9.10 Severability. In the event that any one or more terms or
               ------------
provisions hereof shall be held void or unenforceable by any court or arbitrator, all remaining terms and provisions hereof shall remain in full force and effect.

          9.11 Time is of the Essence. Seller and Buyer agree that time is of
               ----------------------
the essence in connection with the implementation and performance by the parties of all terms, conditions and obligations of this Agreement.

          9.12 Indemnification by Seller. Seller hereby indemnifies, defends
               -------------------------
and holds harmless Buyer and its affiliates and their respective officers and directors from and against:

               (i) any loss, liability, claim, obligation, damage or deficiency arising out of or resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Seller contained in this Agreement or the Management Agreement or any other agreement, statement or certificate furnished or to be furnished to Seller in connection with the transactions contemplated hereby provided that notice of a claim pursuant to this subsection 9.12(i) must be provided to Seller on or before the three (3) year anniversary of the Closing Date;

               (ii) any loss, liability, claim, obligation, damage or deficiency arising out of or resulting from any claim related to or arising out of Seller's operation of the School prior to the Closing Date that are asserted with respect to any liabilities that are not Assumed Liabilities;

               (iii) any loss, liability, claim, obligation, damage or deficiency arising out of or resulting from the Excluded Liabilities; and

               (iv) any actions, judgments, costs and expenses (including reasonable attorneys' fees, expert witness fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this
Section 9.12.

          9.13 Indemnification by Buyer. Buyer hereby indemnifies, defends and
               ------------------------
holds harmless Seller, and its affiliates and their respective officers and directors from and against:

               9.13.1 any loss, liability, claim, obligation, damage or deficiency arising out of or resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Buyer contained in this Agreement, the Management Agreement or any other agreement, statement or certificate furnished or to be furnished to Seller in connection with the transactions contemplated hereby;

               9.13.2 any loss, liability, claim, obligation, damage or deficiency resulting from or arising out of the failure by Buyer to pay, perform or discharge, or cause to be paid, performed or discharged, any of the Assumed Liabilities; and

               9.13.3 all actions, judgments, costs and expenses (including reasonable attorneys' fees, expert witness fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this
Section 9.13.

          9.14  Limitations on Indemnification.
                ------------------------------

                9.14.1  Threshold. Notwithstanding anything to the contrary
                        ---------
herein, no claim for indemnification shall be made by any party against the other party unless and until the claiming party has claims totalling at least Five Thousand Dollars ($5,000.00) (the "Threshold Amount"); provided, however, once the Threshold Amount has been met or surpassed, all indemnifiable claims are recoverable hereunder with no deduction of the Threshold Amount.

                9.14.2  Aggregate Recovery.  Notwithstanding anything to the
                        ------------------
contrary herein, absent fraud, and exclusive of loss or damage arising from or related to the Excluded Liabilities, Seller's maximum aggregate liability pursuant to Section 9.12 shall be Two Hundred Fifty Thousand Dollars ($250,000). Notwithstanding anything to the contrary herein, absent fraud, Buyer's maximum aggregate liability pursuant to Section 9.13 shall be Two Hundred Fifty Thousand Dollars ($250,000).

          9.15  Procedure for Indemnification.
                -----------------------------

                9.15.1 The provisions of this Section 9.15 shall govern any claim for indemnification of Buyer, pursuant to Section 9.12, or of Seller, pursuant to Section 9.13 (each such party an "Indemnitee") against the party agreeing to provide indemnification hereunder (the "Indemnitor").

                9.15.2 The Indemnitee shall promptly give notice hereunder to the Indemnitor, after obtaining notice of any claim as to which recovery may be sought against the Indemnitor because of the indemnity in Sections 9.12 or 9.13, and, if such indemnity shall arise from the claim of a third party, the Indemnitee shall consent to the Indemnitor assuming the defense of any such claim; provided that the Indemnitee shall not be required to permit the
       --------
Indemnitor to assume the defense of any third party claim (x) which, if not first paid, discharged or otherwise complied with, would result in a material interruption or cessation of the conduct of the business of the Indemnitee, or
(y) if the Indemnitee, reasonably concludes that there may be a conflict of interest between the Indemnitor, on the one hand, and the Indemnitee, on the other hand, in the conduct of the defense of such action. Failure by the Indemnitor to notify the Indemnitee of its election to defend any such claim or action within 14 days of the date of notice from the Indemnitee shall be deemed to constitute its consent to the Indemnitee's assumption of such defense. If the Indemnitor assumes the defense of such claim or litigation resulting therefrom, the obligations of the Indemnitor hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom including the retention of counsel, which counsel must be to the Indemnitee's reasonable satisfaction, and holding the indemnitee harmless from and against any and all Damage resulting from, arising out of, or incurred with respect to any settlement approved by the Indemnitor or any judgment in connection with such claim or litigation resulting therefrom. The Indemnitor shall not, in the defense of such claim or litigation, (i) consent to the entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnitee, which consent shall not be unreasonably withheld or (ii) enter into any settlement (except with the written consent of the Indemnitee, which consent shall not be unreasonably withheld), unless the Indemnitee is released and held harmless from and against any and all Damages resulting from, arising out of or incurred with respect to such judgment or settlement.

               9.15.3 If the Indemnitor shall not assume the defense of any such claim by a third party or litigation resulting therefrom, the Indemnitee may defend against such claim or litigation in such manner as it deems appropriate, and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate and the Indemnitor shall promptly reimburse the Indemnitee for the amount of such settlement and for all Damages incurred by the Indemnitee in connection with the defense against or settlement of such claim or litigation.

          9.16 Dispute Resolution and Arbitration.
               ----------------------------------

               9.16.1  Negotiation Between Executives. The parties shall attempt
                       ------------------------------
in good faith to resolve any dispute arising out or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management (if any) than the persons with direct responsibility for administration of this contract. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice the receiving party shall submit to the other a written response. The notice and the response shall include (i) a statement of each party's position and a summary of arguments supporting that position, and (ii) the name and title of the executive who represents that party and of any other person who will accompany the executive. Within 10 days after delivery of the disputing party's notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored. If the matter has not been resolved within 45 days of the disputing party's notice, or if the parties fail to meet within 10 days, either party may initiate arbitration of the controversy or claim as provided hereinafter. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence of California and other states' Rules of Evidence.

               9.16.2  Arbitration. Any dispute arising out of or relating to
                       -----------
this contract or the breach, termination or the validity thereof, which has not been resolved by the nonbinding meet and confer provisions provided in Section
9.16.1 within 90 days of the initiation of such procedure, shall be settled by arbitration in accordance with the then-current End Dispute-Judicial Arbitration and Mediation Services (JAMS) rules for arbitration of business disputes by a sole arbitrator who shall be a former superior court or appellate court judge or justice with significant experience in resolving business disputes. If available, the arbitrator should have familiarity or experience in Title IV funding matters. The arbitration shall be governed by the California Code of Civil Procedure Section 1280 et seq. and the parties intend this procedure to be
                             ------
specifically enforceable in accordance with such provisions. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be Orange County, California. THE ARBITRATOR IS NOT EMPOWERED TO AWARD DAMAGES IN EXCESS OF COMPENSATORY DAMAGES (INCLUDING REASONABLE ATTORNEYS FEES AND EXPERT WITNESS FEES) AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO RECOVER SUCH DAMAGES

(INCLUDING, WITHOUT LIMITATION, PUNITIVE DAMAGES) IN ANY FORUM. The arbitrator may award equitable relief in those circumstances where monetary damages would be inadequate. The arbitrator shall be required to follow the applicable law as set forth in the governing law section of this Agreement.

               9.16.3  Satisfaction of Damages. In the event that an arbitrator
                       -----------------------
awards Damages to Buyer hereunder, or Seller admits in writing liability for Damages hereunder, and if there is then outstanding any amount owed by Buyer to Seller hereunder, then the amount of such Damages shall first be satisfied by offset against such outstanding amounts.

          9.17 Third Party Beneficiaries. This Agreement shall be binding upon,
               -------------------------
be enforceable against, and inure to the benefit of the parties and their respective successors and permitted assigns; otherwise, this Agreement shall not, and shall not be deemed to, inure to the benefit of or be enforceable by any third party.

          9.18 Mitigation of Losses.  Losses for which any party is liable under
               --------------------
this Article IX shall be subject to appropriate mitigation for actual recovery from third parties, and the actual collection of insurance proceeds in respect of the event or conditions giving rise to the recoverable loss.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of this 20th day of March, 1996.
                     ----        -----

                               "BUYER"

                               CORINTHIAN SCHOOLS, INC.,
                               a Delaware corporation


                               By:  /s/ David G. Moore
                                   -------------------------
                               Name: David G. Moore
                                    -----------------------
                               Title: President /CEO
                                     ----------------------

                               "SELLER"

                               REPOSE, INC.,
                               a Washington corporation


                               By:/s/ Kristi R Russell
                                  ------------------------
                               Name: KRISTI R RUSSELL
                                    ----------------------
                               Title: PRESIDENT
                                     ---------------------

                              CONSENT OF SPOUSES

     Each of the undersigned executed this consent and agrees to be bound by this Agreement in his capacity as spouse of the Seller's principals to the extent he may have any community property or other interest in the assets of the principals of the Seller or the Purchased Assets.


/s/ Bruce Salvog                              /s/ Craig Russell
-------------------                           ----------------------
Bruce Salvog                                  Craig Russell

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of this ___ day of _____________, 1996.

                                 "BUYER"

                                 CORINTHIAN SCHOOLS, INC.,
                                 a Delaware corporation



                                 By: ________________________________
                                 Name: ______________________________
                                 Title: _____________________________


                                 "SELLER"

                                 REPOSE, INC.,
                                 a Washington corporation


                                 By:  /s/ Kristi R. Russell
                                     --------------------------------
                                 Name:  Kristi R. Russell
                                       ------------------------------
                                 Title: President
                                        -----------------------------